MAM Software Reports Fiscal Second Quarter Results

MAM delivers steady constant currency growth

BARNSLEY, England, February 14, 2017 /PRNewswire/ -- MAM Software Group, Inc. (NASDAQ Capital Market: MAMS) (the "Company" or "MAM"), a leading global provider of on-premise and cloud-based business management solutions for the auto parts, tire and vertical distribution industries, announced the following financial results in accordance with U.S. generally accepted accounting principles (“GAAP”) for its second fiscal quarter and six months ended December 31, 2016, through the filing on February 14, 2017 of its Quarterly Report on Form 10-Q with the Securities and Exchange Commission:

(In thousands, except per share data)	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2016	2015	2016	2015
Revenues	$7,382	$7,901	$15,444	$15,896
Gross profit	$3,888	$4,261	$8,632	$8,542
Operating income	$402	$758	$1,769	$1,782
Income before provision for income taxes	$280	$931	$1,527	$1,945
Net income	$250	$738	$1,463	$1,568
Earnings per share attributed to common stockholders – basic	$0.02	$0.06	$0.12	$0.12
Earnings per share attributed to common stockholders – diluted	$0.02	$0.06	$0.12	$0.12
Weighted average shares outstanding – basic	11,716	12,907	11,709	13,151
Weighted average shares outstanding – diluted	11,813	13,006	11,805	13,248

Michael Jamieson, MAM’s President and Chief Executive Officer commented, “MAM delivered solid first half results in a positional year for us. Our continued progress towards completion of our 2017 development projects coupled with recent commercial market wins not only affirms the strength of our brand and demonstrates the strong market reception to our product investments, but also provides us with the confidence to reaffirm our fiscal 2017 full year guidance.”

“We showcased our new VAST Online product at the Goodyear Dealer Conference at the end of January and we were encouraged by the response. We gathered great feedback about our product and we received deposits from more than 50 dealers, representing approximately 150 locations or 25% of the dealer network that use the current Goodyear system. The deposit allows the dealers to join the queue and schedule their implementation.”

Second Quarter Highlights:

●	Net revenues of $7.4 million were down 6.6% compared to $7.9 million for the same period last year. On a constant currency basis, revenues were up 6.8% over the same period last year.
●	Recurring revenues were 85.3% of total revenues compared to 78.9% of total revenues for the same period last year.
●	Total Software as a Service (SaaS) revenues increased 23.3% year-over-year and 4.2% sequentially.
●

Operating income was $402,000, or 5.4% of revenues, versus $758,000, or 9.6% of revenues, for the same period last year. Changes in foreign currency exchange rates negatively impacted operating income by $214,000 as compared to the same period last year.

●

Adjusted EBITDA* was $642,000, or 8.7% of revenues, versus $1.3 million, or 15.9% of revenues, for the same period last year. Changes in foreign currency exchange rates negatively impacted Adjusted EBITDA* by $230,000 as compared to the same period last year.

●

Net income was $250,000 as compared to $738,000 in the same period last year. Changes in foreign currency exchange rates negatively impacted net income by $198,000, or $0.02 per basic and diluted share, as compared to the same period last year.

Second Quarter Financial Results:

Net revenues were $7.4 million for the quarter ended December 31, 2016, versus $7.9 million for the same period last year, a decrease of $519,000, or 6.6%.

●	On a constant currency basis, revenue was up 6.8% over the same period last year.
●

Recurring revenue for the quarter was $6.3 million, or 85.3% of total revenue, an increase of $62,000, or 1%, over $6.2 million, or 78.9% of total revenue, for the second quarter last year. Sequentially, recurring revenue decreased $118,000, or 1.8%, compared to $6.4 million in the fiscal first quarter of 2017. On a constant currency basis, recurring revenue increased $1.0 million, or 16.0%, as compared to the second quarter last year, and increased by $127,000, or 1.8%, sequentially.

o

Total Software as a Service (SaaS) revenue for the quarter was $2.1 million, an increase of $394,000, or 23.3%, year-over-year and an increase of $85,000, or 4.2%, sequentially when compared to the fiscal first quarter of 2017. On a constant currency basis, SaaS revenue increased $740,000, or 43.7%, as compared to the second quarter last year, and increased by $184,000, or 8.2%, sequentially. The increase in the SaaS revenue was primarily attributable to a 20.8% increase in Autowork Online (SaaS) revenue for the quarter to $1.3 million, and a 27.5% increase in Autopart Online (SaaS) revenue for the quarter to $806,000.

o

Total Data as a Service (DaaS) revenue for the quarter was $2.1 million, a decrease of $298,000, or 12.3%, year over year, and $125,000, or 5.5%, sequentially when compared to the fiscal first quarter of 2017. On a constant currency basis, DaaS revenue increased $30,000, or 1.2%, as compared to the same period last year, and decreased $51,000, or 2.0%, sequentially.

Gross profit for the quarter was $3.9 million, or 52.7% of total revenue, a decrease of $373,000 compared to $4.3 million, or 53.9% of total revenue, for the same period last year. Changes in foreign currency exchange rates negatively impacted gross profit by $568,000 as compared to the same period last year.

Operating expenses for the quarter decreased by $17,000 to $3.49 million, a decrease of 0.5% as compared to the $3.50 million for the same period last year. The decrease was primarily the result of changes in foreign currency exchange rates, partially offset by higher general and administrative expenses due to increases in annual incentive plans and higher tradeshow costs.

Operating income for the quarter decreased by $356,000 or 46.9%, to $402,000, as compared to $758,000, for the same period last year. Changes in foreign currency exchange rates negatively impacted operating income by $214,000 as compared to the same period last year.

Other expense for the quarter of $122,000 was the result of increased interest expense on borrowings used to fund a public tender offer completed in the second quarter of fiscal 2016 and compares to other income of $173,000 for the same period last year. Other income in the fiscal second quarter of 2016 included a $217,000 gain from the settlement of liabilities with certain vendors and net interest expense of $44,000.

Net income for the quarter decreased by $488,000, or 66.1%, to $250,000, or $0.02 per basic and diluted share, compared to net income of $738,000, or $0.06 per basic and diluted share, for the same period last year. Changes in foreign currency exchange rates negatively impacted net income by $198,000, or $0.02 per basic and diluted share, as compared to the same period last year.

Year-to-Date Highlights

●	Revenues were $15.4 million, a decrease of 2.8% compared to $15.9 million in the same period last year. On a constant currency basis, revenues would have been $17.4 million.
●	Recurring revenues increased 1.2% to $12.7 million compared to $12.6 million in the same period last year. Recurring revenues were 82.3% of total revenues compared to 79% in the same period last year.
●	Total Software as a Service (SaaS) revenue increased 26.1% to $4.1 million compared to $3.2 million in the same period last year.
●

Operating income was $1.8 million, or 11.5% of revenues, versus $1.8 million, or 11.2% of revenues, for the same period last year. Changes in foreign currency exchange rates negatively impacted operating income by $481,000, as compared to the same period last year.

●

Adjusted EBITDA* was $2.2 million, or 14.4% of revenues, versus $2.5 million, or 15.6% of revenues, for the same period last year. Changes in foreign currency exchange rates negatively impacted Adjusted EBITDA* by $511,000, as compared to the same period last year.

●

Net income was $1.5 million as compared to $1.6 million in the same period last year. Changes in foreign currency exchange rates negatively impacted net income by $426,000, or $0.04 per basic and diluted share, as compared to the same period last year.

Year-to-Date Financial Results:

Revenues were $15.4 million for the six months ended December 31, 2016 versus $15.9 million for the same period last year, a decrease of $452,000 or 2.8%.

●	On a constant currency basis, revenues were up 9.6% over the same period last year.
●

Recurring revenues for the six months were $12.7 million, or 82% of total revenues, an increase of $147,000 or 1.2%, over $12.6 million, or 79% of total revenues for the same period last year. On a constant currency basis, recurring revenue increased $1.9 million, or 15.1%, as compared to the same period last year.

o

Total Software as a Service (SaaS) revenues for the six months were $4.1 million, an increase of $846,000, or 26%, year-over-year. On a constant currency basis, SaaS revenue increased $1.5 million, or 45.6%, as compared to the same period last year. The increase in the SaaS revenues was primarily attributable to a 22.5% increase in Autowork Online (SaaS) revenues for the six months to $2.5 million, and a 32.3% increase in Autopart Online (SaaS) revenues for the six months to $1.6 million.

o

Total Data as a Service (DaaS) revenues for the six months were $4.4 million, a decrease of $552,000, or 11%, year over year. On a constant currency basis, DaaS revenue increased $70,000, or 1.4%, as compared to the same period last year.

Gross profit for the six months ended December 31, 2016 was $8.6 million, or 55.9% of total revenue, an increase of $90,000 compared to $8.5 million, or 53.7% of total revenue, for the same period last year. Changes in foreign currency exchange rates negatively impacted gross profit by $1.1 million, as compared to the same period last year. The increase in gross profit margins was primarily the result of an increase in higher margin nonrecurring revenues primarily related to Autopart software license deals and increased ALLDATA user counts, pricing, and customization, partially offset by increases in professional services headcount to support growth.

Operating expenses for the six months ended December 31, 2016 increased by $103,000 to $6.9 million, an increase of 1.5% as compared to the $6.8 million for the same period last year. The increase was primarily the result of increases in R&D expenses primarily to support new client development, annual incentive plans, allowance for bad debts, and changes within the accounting and financing organization, partially offset by changes in foreign currency exchange rates and a decrease in sales and marketing expenses related to lower headcount.

Operating income for the six months ended December 31, 2016 decreased by $13,000, or 0.7%, to $1.77 million as compared to $1.78 million for the same period last year. Changes in foreign currency exchange rates negatively impacted operating income by $481,000, as compared to the same period last year.

Other expense for the six months ended December 31, 2016 of $242,000 was the result of increased interest expense on borrowings used to fund a public tender offer completed in the second quarter of fiscal 2016 and compares to other income of $163,000 for the same period last year. Other income for the six months ended December 31, 2015 included a $217,000 gain from the settlement of liabilities with certain vendors and net interest expense of $54,000.

Net income for the six months ended December 31, 2016 decreased by $105,000, or 6.7%, to $1.5 million, or $0.12 per basic and diluted share, compared to net income of $1.6 million, or $0.12 per basic and diluted share, for the same period last year. Changes in foreign currency exchange rates negatively impacted net income by $426,000, or $0.04 per basic and diluted share, as compared to the same period last year.

Balance Sheet and Other Financial Highlights

●	The Company ended the quarter with $632,000 in cash after capital expenditures and capitalized software development costs of $1.6 million.
●	As of December 31, 2016, the Company had $8.9 million of debt outstanding under its $12 million credit facility.
●	Stockholders' equity increased from $5.0 million at June 30, 2016, or 18.6%, to $6.0 million at December 31, 2016.
●	As of December 31, 2016, there were 12.2 million shares of common stock outstanding.

Business Outlook

The Company's reaffirmed its expectations for fiscal year 2017 Adjusted EBITDA* of $4.1 million to $4.6 million.

Conference Call Information

The Company has scheduled a conference call for Wednesday, February 15, 2017, at 9 a.m. ET to review the results. Investors and interested parties can access the conference call by dialing:

●	Toll-Free: 1-888-245-0962
●	Toll/International: 1-913-312-1516
●	UK Toll-Free: 0 808 101 7548

A replay will be available until March 1, 2017 by calling 1-844-512-2921 (United States) or 1-412-317-6671 (toll/UK/international). Please use pin number 9107596 for the replay.

A live webcast as well as a replay of the call will be accessible at the investor relations section of the Company's website, www.mamsoftware.com. The replay will be active for 60 days following the conference call.

About MAM Software Group, Inc.

MAM Software is a leading global provider of cloud-based business and on-premise management solutions for the auto parts, tire and vertical distribution industries. The company provides a portfolio of innovative software (SaaS and packaged), data (DaaS), and integration (iPaaS) services that enable businesses to intelligently manage core business processes, control costs and generate new profit opportunities. MAM's integrated platforms provide a wealth of rich functionality including: point-of-sale, inventory, purchasing, reporting, data and e-commerce. Wholesale, retail and installer business across North America, the U.K. and Ireland rely on MAM solutions, backed by dedicated teams of experienced service and support professionals. For further information, please visit http://www.mamsoftware.com.

*Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization adjusted to exclude non-cash equity compensation, and other special non-recurring charges. A reconciliation of adjusted EBITDA to net income (loss) can be found at the end of the following tables. Adjusted EBITDA is commonly used by management and investors as an indicator of operating performance and liquidity. Adjusted EBITDA is not considered a measure of financial performance under GAAP and it should not be considered as an alternative to net income (loss), or other financial statement data presented in accordance with GAAP in our consolidated financial statements.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including, increased competition; the ability of the Company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:

MAM Software Group, Inc.

Brian H. Callahan

Chief Financial Officer

610-336-9045 ext. 240

Hayden IR

James Carbonara

Regional Vice President

james@haydenir.com

646-755-7412

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

	December 31,	June 30,
	2016	2016
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$632	$491
Accounts receivable, net of allowance of $482 and $359, respectively	4,079	4,627
Inventories	325	221
Prepaid expenses and other current assets	1,002	1,495
Income tax receivable	216	535
Total Current Assets	6,254	7,369

Property and Equipment, Net	516	581

Other Assets
Goodwill	7,896	8,363
Intangible assets, net	644	739
Software development costs, net	6,449	5,234
Other long-term assets	67	68
TOTAL ASSETS	$21,826	$22,354

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,577	$1,618
Accrued expenses and other liabilities	1,459	1,811
Payroll and other taxes	850	1,188
Current portion of long-term debt	1,884	1,879
Current portion of deferred revenues	1,036	939
Sales tax payable	648	750
Income tax payable	109	1
Total Current Liabilities	7,563	8,186

Long-Term Liabilities
Deferred revenues, net of current portion	364	273
Deferred income taxes	491	535
Long-term debt, net of current portion	6,938	7,808
Other long-term liabilities	518	533
Total Liabilities	15,874	17,335
Commitments and Contingencies
Stockholders' Equity
Preferred stock: Par value $0.0001 per share; 2,000 shares authorized, none issued and outstanding	-	-
Common stock: Par value $0.0001 per share; 18,000 shares authorized, 13,010 shares issued and 12,220 shares outstanding at December 31, 2016 and 13,199 shares issued and 12,409 shares outstanding at June 30, 2016	1	1
Additional paid-in capital	16,304	16,162
Accumulated other comprehensive loss	(3,657)	(2,985)
Accumulated deficit	(4,322)	(5,785)
Treasury stock at cost, 790 shares at December 31, 2016 and 790 shares at June 30, 2016	(2,374)	(2,374)
Total Stockholders' Equity	5,952	5,019
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$21,826	$22,354

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Statements of Comprehensive Income

(Unaudited)

(In thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net revenues	$7,382	$7,901	$15,444	$15,896
Cost of revenues	3,494	3,640	6,812	7,354
Gross Profit	3,888	4,261	8,632	8,542

Operating Expenses
Research and development	956	984	1,851	1,814
Sales and marketing	1,032	1,040	1,942	2,111
General and administrative	1,442	1,368	2,952	2,635
Depreciation and amortization	56	111	118	200
Total Operating Expenses	3,486	3,503	6,863	6,760

Operating Income	402	758	1,769	1,782

Other Income (Expense)
Interest expense, net	(122)	(44)	(242)	(54)
Gain on settlement of liabilities	-	217	-	217
Total other income (expense), net	(122)	173	(242)	163

Income before provision for income taxes	280	931	1,527	1,945

Provision for income taxes	30	193	64	377

Net Income	$250	$738	$1,463	$1,568

Earnings per share attributed to common stockholders – basic	$0.02	$0.06	$0.12	$0.12
Earnings per share attributed to common stockholders - diluted	$0.02	$0.06	$0.12	$0.12

Weighted average common shares outstanding – basic	11,716	12,907	11,709	13,151
Weighted average common shares outstanding – diluted	11,813	13,006	11,805	13,248

Net Income	$250	$738	$1,463	$1,568
Foreign currency translation loss	(196)	(211)	(672)	(816)
Total Comprehensive Income	$54	$527	$791	$752

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	For the Six Months Ended
	December 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,463	$1,568
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	237	146
Depreciation and amortization	252	336
Amortization of debt discount and debt issuance costs	24	5
Deferred income taxes	5	(31)
Stock-based compensation expense	200	142

Changes in assets and liabilities:
Accounts receivable	111	297
Inventories	(121)	(113)
Prepaid expenses and other assets	425	479
Income tax receivable	343	-
Accounts payable	20	(412)
Accrued expenses and other liabilities	(4)	(808)
Payroll and other taxes	(345)	(58)
Deferred revenues	240	(86)
NET CASH PROVIDED BY OPERATING ACTIVITIES	2,850	1,465

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(47)	(51)
Capitalized software development costs	(1,519)	(1,345)
Business acquisition, net of cash acquired	-	(453)
NET CASH USED IN INVESTING ACTIVITIES	(1,566)	(1,849)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	400	10,500
Repayment of long-term debt	(1,264)	-
Common stock surrendered to pay for tax withholding	(149)	-
Repurchase of common stock for treasury	-	(161)
Repurchase of common stock	-	(15,000)
Payment of fees for repurchase of common stock	-	(118)
Payment of fees for acquisition of debt	(25)	(60)
NET CASH USED IN FINANCING ACTIVITIES	(1,038)	(4,839)

Effect of exchange rate changes	(105)	(310)
Net change in cash and cash equivalents	141	(5,533)
Cash and cash equivalents at beginning of period	491	6,793
Cash and cash equivalents at end of period	$632	$1,260

MAM SOFTWARE GROUP, INC.
Calculation of Adjusted Earnings before Interest, Taxes, Depreciation, and Amortization (Non-GAAP)
(Unaudited) (In thousands)

	For the Three Months Ended December 31,		For the Six Months Ended December 31,

	2016	2015	2016	2015

Net income (GAAP)	$250	$738	$1,463	$1,568
Interest expense, net	122	44	242	54
Provision for income taxes	30	193	64	377
Depreciation and amortization	124	183	252	336
Non-cash stock compensation	116	101	200	142
Adjusted EBITDA (Non-GAAP)	$642	$1,259	$2,221	$2,477